SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_]  Preliminary Proxy Statement                  [_] Soliciting Material Under Rule
[_]  Confidential, For Use of the                        14a-12
       Commission Only (as permitted
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[_]  Definitive Additional Materials

SUMMIT BANCSHARES, INC.
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(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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SUMMIT BANCSHARES, INC.
3880 Hulen Street, Suite 300
Fort Worth, Texas 76107
______________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held April 18, 2006
______________________

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Summit Bancshares, Inc. (the “Corporation”) will be held in the Summit Bank Boardroom located at 3880 Hulen Street, Suite 300, Fort Worth, Texas 76107, on April 18, 2006, at 4:00 p.m., local time, for the following purposes:

1.	To elect eleven (11) directors of the Corporation for terms expiring at the 2007 Annual Meeting of Shareholders of the Corporation.

2.	To approve the 2006 Long-Term Incentive Plan of the Corporation.

3.	To transact such other business as may properly come before the Annual Meeting of Shareholders or any postponement or adjournment thereof.

     Only those shareholders of record at the close of business on March 6, 2006 are entitled to notice of and to vote at the Annual Meeting of Shareholders and any postponement or adjournment thereof.

IMPORTANT

     Your vote is important regardless of the number of shares you may own. The Corporation’s management sincerely desires your presence at the Annual Meeting of Shareholders. However, so that the Corporation may be sure that your vote will be included, please sign and return the enclosed proxy promptly. Your proxy may be revoked at any time before it is voted.

By Order of the Board of Directors,

PHILIP E. NORWOOD
Chairman of the Board, President and CEO

March 24, 2006
Fort Worth, Texas

SUMMIT BANCSHARES, INC.
3880 Hulen Street, Suite 300
Fort Worth, Texas 76107
Telephone: (817) 336-6817
_____________________________________

PROXY STATEMENT FOR
ANNUAL MEETING OF SHAREHOLDERS
To Be Held Apri1 18, 2006
_____________________________________

     This Proxy Statement is furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors (the “Board”) of Summit Bancshares, Inc. (the “Corporation”) to be used at the Annual Meeting of Shareholders of the Corporation (the “Annual Meeting”) to be held in the Summit Bank Boardroom located at 3880 Hulen Street, Suite 300, Fort Worth, Texas 76107, on Apri1 18, 2006, at 4:00 p.m., local time, and at any postponement or adjournment thereof. This Proxy Statement and the accompanying form of proxy are being first sent or given to shareholders of the Corporation on or about March 24, 2006.

     The Corporation’s Annual Report to Shareholders for the year ended December 31, 2005 (the “Annual Report”) is being furnished with this Proxy Statement. Except as expressly incorporated by reference herein, the Annual Report does not constitute a part of the proxy solicitation materials.

GENERAL INFORMATION

     The close of business on March 6, 2006 has been fixed as the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting.

     The Annual Meeting has been called by the Board for the purposes of (1) electing eleven (11) directors of the Corporation to serve for terms expiring at the 2007 Annual Meeting of Shareholders of the Corporation; (2) approval of the 2006 Long-Term Incentive Plan of the Corporation; and (3) transacting such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

     Whether or not you can attend the Annual Meeting in person, your vote is important. Your shares can be voted at the Annual Meeting only if you are present in person or are represented by proxy. Accordingly, it is requested that you sign and return the enclosed proxy in the envelope provided or vote by telephone or electronically using the Internet.

     The Board has appointed James L. Murray, F. S. Gunn and Elliott S. Garsek as proxy holders for the Annual Meeting. If a shareholder’s otherwise valid proxy specifies a choice with respect to a matter, the proxy holders will vote such shareholder’s shares in accordance with the specifications contained therein. If no specification is made, the proxy holders will vote the shares represented thereby (i) FOR the election of the eleven (11) director nominees named herein to serve for terms expiring at the 2007 Annual Meeting of Shareholders of the Corporation, (ii) FOR approval of the 2006 Long-Term Incentive Plan of the Corporation, and (iii) otherwise in their discretion with respect to each other matter that may properly come before the Annual Meeting, unless, in any such case, the proxy is marked in such a manner as to withhold authority to so vote.

     Management is not aware of any other matters to be considered at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any postponement or adjournment thereof, the proxy holders will vote proxies in their discretion on any such matter unless the proxy is marked in such a manner as to withhold authority to so vote.

     A shareholder may revoke a proxy at any time prior to the actual voting thereof by execution of a subsequent proxy, voting the shares in person at the Annual Meeting or by submitting a written revocation thereof to the Secretary of the Corporation at 3880 Hulen Street, Suite 300, Fort Worth, Texas 76107 at any time prior to the close of the polls at the Annual Meeting stating that the proxy has been revoked. If shares are held through a bank or brokerage firm, the shareholder must contact that firm to revoke any prior voting instructions. Each proxy must be filed with the Secretary of the Corporation prior to or at the time of the Annual Meeting in order to be voted at the Annual Meeting.

     This Proxy Statement and the accompanying proxy is furnished in connection with the solicitation of proxies by and on behalf of the Board. The cost of soliciting proxies will be borne by the Corporation. The solicitation will be made by mail. Proxies may also be solicited in person or by telephone, e-mail, the internet, telefax, or otherwise. The Corporation may also make arrangements with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of stock held of record by such persons and may reimburse them for their reasonable expenses incurred in connection therewith. Directors, officers and employees of the Corporation, not specifically employed for the purpose, may also solicit proxies, without remuneration therefor other than reimbursement for reasonable out-of-pocket expenses, in person or by mail, telephone, telefax, email or the internet.

OUTSTANDING SHARES AND VOTING RIGHTS

     At the close of business on March 6, 2006, the record date for determining the shareholders of record of the Corporation entitled to notice of and to vote at the Annual Meeting, there were 12,460,868 shares of the Corporation’s common stock, $1.25 par value (the “Common Stock”), issued and outstanding.

     The holders of a majority of the shares issued and outstanding and entitled to vote, present in person or represented by proxy, shall be required and shall constitute a quorum at the Annual Meeting. If a quorum is not present or represented at the Annual Meeting, the shareholders entitled to vote, present in person or represented by proxy, shall have the power to postpone or adjourn the Annual Meeting from time to time, without notice (other than announcement at the Annual Meeting of the time and place at which the Annual Meeting is to be reconvened) until a quorum is present and represented.

     Each outstanding share shall be entitled to one vote on each matter submitted to a vote at the Annual Meeting. Cumulative voting for the election of directors is not permitted. Thus, a shareholder is not entitled to cumulate such shareholder’s votes and cast them all for any single nominee or to spread such shareholder’s votes, so cumulated, among more than one nominee. Directors shall be elected by plurality vote and, therefore, the eleven (11) nominees receiving the highest number of affirmative votes at the Annual Meeting shall be elected as directors.

     With respect to the approval of the 2006 Long-Term Incentive Plan of the Corporation and all other matters other than the election of directors, if a quorum is present at the Annual Meeting and unless otherwise required by statute or the Corporation’s Restated Articles of Incorporation or Amended and Restated Bylaws, the vote of the holders of a majority of the shares entitled to vote, present in person or represented by proxy and voting “for” or “against” any such matter brought before the Annual Meeting shall decide such matter.

     In accordance with the Amended and Restated Bylaws of the Corporation, in the determination of a majority, “abstentions” (shares which are not voted “for” or “against” a particular matter by a holder or holders present in person or by proxy at a meeting and entitled to vote such shares on such matter) and “broker non-votes” (shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and that the broker or nominee does not have discretionary power to vote on the particular matter on which the vote is being counted) shall not be counted (even though such shares are considered present and entitled to vote for purposes of determining a quorum pursuant to the Corporation’s Amended and Restated Bylaws). Consequently, shares represented by a shareholder who, or a proxy that, directs that the shares abstain from voting or that a vote be withheld on the election of directors or any other matter brought before the Annual Meeting, shall be deemed to be represented at the Annual Meeting for quorum purposes as to each such matter, but shall be treated, and have the same effect, as neither a vote for nor a vote against the nominees. Broker non-votes shall be deemed to be represented at the Annual Meeting for quorum purposes as to each matter brought before the Annual Meeting, but shall be treated, and have the same effect, as neither a vote for nor a vote against the nominees and shall be treated as shares that are not entitled to vote on, and have the effect as neither a vote for nor a vote against, each other matter. Shares as to which voting instructions are given as to at least one of the matters to be voted on shall also be deemed to be so represented.

     The shareholders present at a duly constituted meeting may continue to transact business until adjournment, and the subsequent withdrawal from the meeting of any shareholder shall not affect the presence of a quorum at the meeting.

PROPOSAL 1 – ELECTION OF DIRECTORS

     The Board has nominated the eleven (11) persons named below for election to the Board. Each such nominee was recommended for the Board’s selection by the Nominating and Corporate Governance Committee of the Corporation. Information regarding each of the nominees appears below.

     All nominees are currently directors of the Corporation and have consented to continue serving on the Board if elected. If for any reason a nominee is unable to serve if elected, the proxy holders may exercise their discretion to vote for a substitute nominee recommended by the Corporation’s Nominating and Corporate Governance Committee and selected by the Board. The Board does not anticipate that any of the nominees will be unable to serve if elected.

     No director of the Corporation is a director of any other company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”), or subject to the requirements of Section 15(d) of the Securities Exchange Act or of any company registered as an investment company under the Investment Company Act of 1940, as amended.

NOMINEES FOR ELECTION AS DIRECTORS

Philip E. Norwood (Age 56)

     Mr. Norwood has served as an officer and director of the Corporation for at least the past five years. His positions with the Corporation are or have been as follows: Chairman of the Board from January 1998 to present, President/CEO from January 2001 to present, and Director from March 1984 to present. Mr. Norwood has also served as Chairman of the Board, President/CEO and Director for Summit Bank, N.A. (the successor to Summit Community Bank, N.A. and Summit National Bank following their merger effective May 2001) from May 2001 to present.

Robert P. Evans (Age 58)

     Mr. Evans has served as Managing Partner of Sproles Woodard L.L.P., an independent accounting firm, for at least the past five years. His positions with the Corporation include: Director of the Corporation from April 2005 to present and Director of Summit Bank, N.A. or its predecessors from January 2004 to present.

Elliott S. Garsek (Age 57)

     Mr. Garsek has served as a practicing attorney with the law firm of Barlow Garsek & Simon, LLP for at least the past five years. His positions with the Corporation include: Director of the Corporation from April 1987 to present and Director of Summit Bank, N.A. or its predecessors from June 1984 to present.

Ronald J. Goldman (Age 64)

     Mr. Goldman has served as an investor of retail sales of fine wines and gourmet foods for at least the past five years. His positions with the Corporation include: Director of the Corporation from April 1984 to present and Director of Summit Bank, N.A. or its predecessors from January 1975 to present.

F. S. Gunn (Age 72)

     Mr. Gunn retired from the Corporation as an employee on December 31, 1997. He holds or has held the following positions with the Corporation: Vice Chairman of the Board of the Corporation from October 1993 to January 1998, President from January 1990 to January 1993, and Director from January 1979 to present. He also served as Director of Summit Bank, N.A. or its predecessors from January 1975 to present.

Robert L. Herchert (Age 63)

     Mr. Herchert has served as Chairman of the Board or President and Chief Executive Officer of Freese & Nichols, Inc., a consulting engineering company, for at least the past five years. His positions with the Corporation include: Director of the Corporation from April 1998 to present and Director of Summit Bank, N.A. or its predecessors from April 1996 to present.

Jay J. Lesok (Age 59)

     Mr. Lesok has served as President of CFS Financial, a mortgage company servicing real estate mortgages in Fort Worth, Texas for at least the past five years. His positions with the Corporation include: Director of the Corporation from April 2001 to present and Director of Summit Bank, N.A. or its predecessors from July 1995 to present.

William W. Meadows (Age 53)

     Mr. Meadows has served as Executive Vice President of The Rigg Group, Inc., an insurance organization, for at least the past five years. His positions with the Corporation include: Director of the Corporation from April 1991 to present and Director of Summit Bank, N.A. or its predecessors from June 1984 to present.

James L. Murray (Age 73)

     Mr. Murray retired from the Corporation as an employee on December 31, 1997. He holds or has held the following positions with the Corporation: Chairman of the Board of the Corporation from January 1985 to January 1998 and Director from January 1979 to present. He also served as Director of Summit Bank, N.A. or its predecessors from January 1975 to present.

Byron B. Searcy (Age 70)

     Mr. Searcy has served as a commercial real estate broker affiliated with Coldwell Banker Commercial – Kelly, Geren, & Searcy, Inc., a corporation engaged in the commercial real estate brokerage business in Fort Worth, Texas, or its predecessor for at least the past five years. His positions with the Corporation include: Director of the Corporation from April 1984 to present and Director of Summit Bank, N.A. or its predecessors from January 1975 to January 2006.

Roderick D. Stepp (Age 69)

     Mr. Stepp has served as President of M & M Manufacturing, L.P., a local company manufacturing metal products in Fort Worth, Texas, for at least the past five years. His positions with the Corporation include: Director of the Corporation from April 2001 to present and Director of Summit Bank, N.A. or its predecessors from February 1998 to present.

     THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION OF THE ELEVEN (11) PERSONS NAMED ABOVE AS DIRECTORS OF THE CORPORATION.

BOARD AND CORPORATE GOVERNANCE MATTERS

MEMBERSHIP ON THE BOARD

     The Amended and Restated Bylaws of the Corporation provide that the Board shall consist of not more than twenty-five (25) directors. In addition, the Amended and Restated Bylaws of the Corporation provide that the mandatory retirement age for any director, other than an advisory director or the Corporation’s founders, Mr. Murray and Mr. Gunn, shall be 75 years of age. The Board has set the number of directors at eleven (11). Directors are elected annually by the shareholders of the Corporation to serve terms expiring at the following annual meeting of shareholders of the Corporation and hold office until their successors are elected and qualified or until their earlier resignation or removal.

     Except as provided below, any vacancy occurring on the Board (by death, resignation, removal, increase in number of directors or otherwise) may be filled by an affirmative vote of a majority of the remaining directors though less than a quorum of the Board, or may be filled (at the election of the Board) by an election at an annual or special meeting of shareholders called for that purpose. A director elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office, or until the next election of directors by shareholders if the vacancy is caused by an increase in the number of directors.

COMMITTEES OF THE BOARD

     The Board has established a standing Audit Committee, Executive Committee, Compensation and Benefits Committee, Asset/Liability Management Committee, Nominating and Corporate Governance Committee and Merger & Acquisition Committee. Information regarding the membership of the foregoing committees of the Board and the principal functions of such committees appears below.

Audit Committee

     The members of the Audit Committee are Robert L. Herchert (Chairman), Robert P. Evans, F. S. Gunn, Jay J. Lesok and Roderick D. Stepp.

     The primary function of the Audit Committee is to assist the Board in fulfilling its responsibilities for general oversight of the effectiveness of the Corporation’s system of reporting financial information and the integrity of the Corporation’s financial statements, the Corporation’s compliance with Board policies, operating policies and procedures and applicable laws and regulations, the qualifications and independence of the Corporation’s independent auditors, the performance of the Corporation’s internal audit function and its independent auditors and the effectiveness of the Corporation’s internal controls. The Audit Committee is responsible for, among other things, appointing, evaluating and determining the compensation of the Corporation’s independent auditors, reviewing and approving the scope of the Corporation’s annual audit, including the audit fee, reviewing the Corporation’s disclosure controls and procedures, internal controls and internal audit function, overseeing investigations into complaints concerning financial matters, reviewing the Corporation’s quarterly and annual financial statements with the Corporation’s independent auditors, the preparation of an annual report to be included in the Corporation’s proxy statement in connection with each annual meeting of shareholders, and the review and approval of related party transactions.

     The Board has determined that each member of the Audit Committee is “independent” within the meaning of the Marketplace Rules of The Nasdaq Stock Market, Inc. (the “Nasdaq Rules”) and meets the criteria for independence set forth in Rule 10A-3(b)(1) under the Securities Exchange Act (subject to the exemptions provided in Rule 10A-3(c) of such Act). In addition, the Board has determined that each member of the Audit Committee satisfies the financial literacy and other audit committee composition requirements set forth under the Nasdaq Rules.

     Mr. Evans qualifies as an “audit committee financial expert” under the rules and regulations of the SEC and satisfies the financial sophistication requirements set forth under the Nasdaq Rules.

Executive Committee

     The members of the Executive Committee are Elliott S. Garsek (Chairman), Robert P. Evans, Ronald J. Goldman, F. S. Gunn, Robert L. Herchert, Jay J. Lesok, William W. Meadows, James L. Murray, Philip E. Norwood, Byron B. Searcy and Roderick D. Stepp.

     The Executive Committee, during intervals between meetings of the Board, has the authority to exercise all the powers of the full Board except as otherwise provided by law and other than with respect to matters coming specifically within the purview of other committees of the Board and certain extraordinary corporate matters.

Compensation and Benefits Committee

     The members of the Compensation and Benefits Committee are William W. Meadows (Chairman), Ronald J. Goldman, F. S. Gunn, Robert L. Herchert and James L. Murray.

     The primary function of the Compensation and Benefits Committee is to discharge the Board’s responsibilities relating to the compensation of directors and executive officers of the Corporation. In addition, the Compensation and Benefits Committee is responsible for reviewing and approving objectives relevant to the compensation of the Corporation’s executive officers, and evaluating the performance of the Corporation’s executive officers in accordance with those objectives, the preparation of an annual report to be included in the Corporation’s proxy statement in connection with each annual meeting of shareholders and the approval and administration of the Corporation’s compensation plans, including the 1997 Incentive Stock Option Plan of the Corporation, the Corporation’s 401(k) Plan, the Corporation’s Supplemental Executive Retirement Plan, the severance agreement for Mr. Norwood, the Corporation’s Performance Compensation Plan, the change-in-control agreements and, if approved by the shareholders of the Corporation, the 2006 Long-Term Incentive Plan. See “Executive Compensation and Other Information” and “Compensation and Benefits Committee Report on Executive Compensation” for additional information.

Asset/Liability Management Committee

     The members of the Asset/Liability Management Committee are Philip E. Norwood (Chairman), Robert P. Evans, Elliott S. Garsek, Jay J. Lesok and Roderick D. Stepp.

     The primary functions of the Asset/Liability Management Committee are to review the implementation of the Corporation’s asset and liability management functions and to assure that those functions are carried out in a practical and productive fashion. The Asset/Liability Management Committee is also responsible for monitoring asset and liability management objectives while working within the range of operating guidelines set forth in the Corporation’s Asset/Liability Management Policy.

Nominating and Corporate Governance Committee

     The members of the Nominating and Corporate Governance Committee are Byron B. Searcy (Chairman), Robert P. Evans, Elliott S. Garsek, Ronald J. Goldman, F. S. Gunn, William W. Meadows, James L. Murray, Robert L. Herchert, Jay J. Lesok, and Roderick D. Stepp.

     The primary function of the Nominating and Corporate Governance Committee is to identify individuals qualified to become members of the Board and recommend the slate of directors to be nominated for election at each annual meeting of shareholders of the Corporation. The Nominating and Corporate Governance Committee is also responsible for, among other things, evaluating the qualifications of each nominee for election to the Board, reviewing the qualifications for membership on all committees of the Board and advising the Board on all matters concerning directorship practices. Also, the Nominating and Corporate Governance Committee will take a leadership role in shaping the corporate governance policies and practices of the Corporation and ensuring that proper attention is given, and appropriate responses are made, to shareholder concerns regarding the corporate governance policies and practices of the Corporation.

Merger & Acquisition Committee

     The members of the Merger & Acquisition Committee are Elliott S. Garsek (Chairman), Ronald J. Goldman, F. S. Gunn, William W. Meadows and James L. Murray.

     The primary function of the Merger & Acquisition Committee is to consider expressions of interest in the Corporation in consultation with the Corporation’s financial advisors and to make recommendations to the Board with respect to such expressions of interest. The Merger & Acquisition Committee also considers potential acquisitions of other financial service entities recommended by management and makes recommendations to the Board with respect to such potential acquisitions.

DETERMINATIONS REGARDING INDEPENDENCE OF DIRECTORS

     The Board has determined that, with the exception of Mr. Norwood, each director of the Corporation is “independent” within the meaning of the Nasdaq Rules. The Board has also determined that, with the exception of Mr. Norwood, each member of the Executive Committee, the Audit Committee, the Compensation and Benefits Committee, the Asset/Liability Management Committee, the Nominating and Corporate Governance Committee and the Merger & Acquisition Committee is “independent” within the meaning of the Nasdaq Rules.

DIRECTORS’ COMPENSATION

     During 2005 the Corporation paid each of its directors, excluding Mr. Norwood, an annual retainer of $18,000. In addition, each chairman of a committee, excluding Mr. Norwood, received an additional $2,000 annually.

     Each director of the Corporation also served as a director of Summit Bank, N.A. (the “Bank”) in 2005. During 2005 the Bank paid each of its directors, excluding management directors, $300 per board meeting attended and $200 per committee meeting attended. The Bank paid an aggregate of $54,300 for board meetings attended and an aggregate of $56,550 for committee meetings attended during 2005. During 2006 the Bank intends to pay each of its directors, excluding management directors, $300 per board meeting attended and $200 per committee meeting attended.

ATTENDANCE AT BOARD AND COMMITTEE MEETINGS AND ANNUAL MEETING OF SHAREHOLDERS

     During 2005 there were eight meetings (including regularly scheduled and special meetings) of the Board; seven meetings of the Executive Committee; four meetings of the Audit Committee; five meetings of the Asset/ Liability Management Committee; three meeting of the Nominating and Corporate Governance Committee; six meetings of the Compensation and Benefits Committee; and nine meetings of the Merger & Acquisition Committee. Each director attended at least 75% of the total number of meetings of the Board and committees of the Board of which he was a member during 2005.

     The members of the Board are strongly encouraged to attend annual meetings of shareholders of the Corporation. All directors, except Mr. Murray and Mr. Meadows, attended the 2005 Annual Meeting of Shareholders of the Corporation.

EXECUTIVE SESSIONS

     The Board intends to hold executive sessions of the independent directors of the Corporation at least twice per year. Any such executive sessions will be scheduled and chaired by the Chairman of the Executive Committee.

DIRECTOR NOMINATIONS AND RELATED MATTERS

     The Board has adopted a Nominating and Corporate Governance Committee Charter. One purpose of the Nominating and Corporate Governance Committee Charter is to describe the process by which candidates for possible inclusion in the Corporation’s recommended slate of director nominees are selected. The Nominating and Corporate Governance Committee Charter is administered by the Board and is publicly available on the Corporation’s website at www.summitbank.net under the “Investor Relations” section.

Process of Identifying and Evaluating Director Nominees

     The Nominating and Corporate Governance Committee annually assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement, new rules and regulations established by the SEC or Nasdaq, or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee considers various potential candidates for director that come to the attention of the Nominating and Corporate Governance Committee through directors, officers, agents or shareholders (as described below) of the Corporation or otherwise.

     Additionally, although it did not do so during 2005, the Nominating and Corporate Governance Committee has the authority to retain at the Corporation’s expense a search firm to assist the Nominating and Corporate Governance Committee in fulfilling its responsibility of identifying candidates for membership on the Board. The Nominating and Corporate Governance Committee has the sole authority to retain a search firm and to approve any such firm’s reasonable fees and other terms of retention.

     Candidates for the Board are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee throughout the year, and each candidate, whether recommended by a director, officer, agent or shareholder of the Corporation or otherwise, will be evaluated using the same standards and in the same manner by the Nominating and Corporate Governance Committee.

     If, based on the Nominating and Corporate Governance Committee’s initial evaluation, a candidate continues to be of interest to the Nominating and Corporate Governance Committee, the Chairman of the Nominating and Corporate Governance Committee will interview the candidate and communicate his or her evaluation to the other members of the Nominating and Corporate Governance Committee, and the Chairman of the Board, President and CEO of the Corporation. Later reviews may be conducted by other members of the Nominating and Corporate Governance Committee, and other senior management of the Corporation. Ultimately, background and reference checks will be conducted and the Nominating and Corporate Governance Committee will meet to finalize its list of recommended candidates for the Board’s consideration.

     The director nominations process described above and the minimum criteria for nominating directors described below is intended to provide a flexible set of guidelines for the effective functioning of the director nominations process. The Nominating and Corporate Governance Committee intends to review the nominations process and minimum criteria for nominating directors at least annually and anticipates that modifications will be necessary from time to time as the Corporation’s needs and circumstances evolve and applicable legal or listing standards change. The Nominating and Corporate Governance Committee may amend the nominations process and minimum criteria for nominating directors at any time.

Minimum Criteria for Nominating Directors

     The Nominating and Corporate Governance Committee has established certain specific, minimum qualifications that an individual must possess to be recommended by the Nominating and Corporate Governance Committee to the Board for election or reelection as director. Candidates nominated for election or reelection to the Board must:

  possess high personal and professional ethics, integrity and values and an independent mind, and be capable of exercising sound judgment;
  possess high interpersonal skills and demonstrate proven leadership skills;

  have a knowledge of basic business principles and an understanding of the Corporation’s business and the general banking needs of the communities in which the Corporation operates;

  have a depth of experience and availability to perform as a member of the Board along with a balance of business interests and experience comparable to, or exceeding, the incumbent or other nominated directors of the Board;

  be successful in his or her business endeavors and be committed to serving the Corporation and the communities in which it operates;

  possess a good credit reputation and otherwise have a sound personal financial status;

  be prepared to represent the best interests of the Corporation’s shareholders and not just one particular constituency;

  be cognizant of any facts or circumstances that involve, or may potentially involve, a material conflict of interest between the director, the Corporation and/or its shareholders, and be prepared to dissociate himself or herself from any involvement in any matter or situation that constitutes, or could be expected to constitute, such a conflict of interest; and

  be prepared and committed to participate fully in Board activities, including active membership on at least one Board committee and attendance at, and active participation in, meetings of the Board and the committee of which he or she is a member, and not have other personal or professional commitments that would, in the Nominating and Corporate Governance Committee’s sole judgment, materially interfere with or materially limit his or her ability to do so.

     The above criteria are simply minimum qualifications and, ultimately, the Nominating and Corporate Governance Committee will recommend to the Board the individuals who the Nominating and Corporate Governance Committee believes will be effective, along with the other members of the Board, in serving the long-term interests of the Corporation and its shareholders. Candidates also are evaluated based on their background and the need for any required expertise on the Board or its committees at any particular time.

SHAREHOLDER RECOMMENDATIONS OF DIRECTOR CANDIDATES TO THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

     The Nominating and Corporate Governance Committee will consider individuals recommended by the shareholders of the Corporation to serve on the Board. Shareholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee may do so by submitting a written recommendation to: Director Nominations, c/o Corporate Secretary, 3880 Hulen Street, Suite 300, Fort Worth, Texas 76107. Submissions must include:

  the name and address, as they appear in the Corporation’s records, of the record shareholder recommending such individual and the name and address of the beneficial owner, if any, on whose behalf the recommendation is made;

  the number of shares of Common Stock that are owned of record or beneficially by such record shareholder and by the beneficial owner, if any, on whose behalf the recommendation is made;

  all information regarding the proposed nominee that would be required to be included in a proxy statement soliciting proxies for the proposed nominee; and

  any other information that the shareholder believes would aid the Nominating and Corporate Governance Committee in its evaluation of the recommended individual.

     Submissions must be accompanied by a written consent of the individual recommended to stand for election if nominated by the Board and to serve if elected by the shareholders of the Corporation.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD

     Any shareholder of the Corporation who desires to make his or her concerns known to an individual director of the Corporation, the Board or a committee of the Board may do so by emailing the Board at bod@summitbank.net or by mail to: Board of Directors, 3880 Hulen Street, Suite 300, Fort Worth, Texas 76107. The Secretary of the Corporation will forward all shareholder communications, other than communications that are not properly directed or are deemed frivolous, to the individual director of the Corporation, the Board or a committee of the Board, as requested in the communication.

     Any communication to the Corporation from one of its officers or directors will not be considered to be a “stockholder communication.” Any communication to the Corporation from one of its employees or agents will only be considered to be a “stockholder communication” if made solely in such employee’s or agent’s capacity as a shareholder. Any shareholder proposal submitted pursuant to Rule 14a-8 under the Securities Exchange Act will not be viewed as a “stockholder communication.”

INDEPENDENT AUDITORS

     Stovall, Grandey & Allen (formerly Stovall, Grandey & Whatley), Certified Public Accountants, has acted as independent auditors of the Corporation since 1979 and has reported that neither it nor any of its partners has any direct or indirect material financial interest in the Corporation, other than as independent auditors of the Corporation. The Audit Committee has not selected the independent auditors of the Corporation for its fiscal year ending December 31, 2006 but intends to select such independent auditors as soon as is reasonably practicable.

     Representatives of Stovall, Grandey & Allen will be present at the Annual Meeting and will be given the opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions.

PRINCIPAL AUDITOR FEES AND SERVICES

     The following table presents aggregate fees billed by the Corporation’s independent auditors, Stovall, Grandey & Allen, Certified Public Accountants, for the audit of the Corporation’s annual financial statements for the fiscal years ended December 31, 2004 and 2005 and aggregate fees billed for audit-related services, tax services and all other services rendered by Stovall, Grandey & Allen to the Corporation for the fiscal years ended December 31, 2004 and 2005:

THE AUDIT COMMITTEE

     The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the Corporation’s independent auditor. The Audit Committee has established a policy requiring its pre-approval of all audit and permissible non-audit services provided by the independent auditor in order to ensure that the provision of such services does not impair the independence of the independent auditor. The policy provides for the general pre-approval of specific types of audit, audit-related, tax and other services, gives detailed guidance to management regarding the specific services that are eligible for general pre-approval and provides specific cost limits for each such service on an annual basis. The policy also provides that specific pre-approval of services to be provided by the independent auditor will be required if such services have not been generally pre-approved by the Audit Committee or if such services exceed specific pre-approved cost limits. Under the policy, the term of any general pre-approval of services is twelve (12) months from the date of general pre-approval, unless the Audit Committee specifically provides for a different period.

     The policy provides that the Audit Committee will annually establish the pre-approval fee levels for all services to be provided by the independent auditor. Under the policy, requests or applications to provide services that require specific approval by the Audit Committee must be submitted to the Audit Committee by both the independent auditor and the Corporation’s principal financial officer, and must include a joint statement as to whether the request or application is consistent with the rules of the SEC relating to auditor independence.

     In addition, the policy provides that the Audit Committee may delegate pre-approval authority to one or more of its members. Any member or members of the Audit Committee to whom such authority is delegated is required to report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The policy prohibits the Audit Committee from delegating its responsibilities to pre-approve services to be performed by the independent auditor to management of the Corporation.

AUDIT COMMITTEE REPORT

     The primary function of the Audit Committee is to assist the Board in fulfilling its responsibilities for general oversight of the effectiveness of the Corporation’s system of reporting financial information and the integrity of the Corporation’s financial statements, the Corporation’s compliance with Board policies, operating policies and procedures and applicable laws and regulations, the qualifications and independence of the Corporation’s independent auditors, the performance of the Corporation’s internal audit function and independent auditors and the effectiveness of the Corporation’s internal controls. The specific responsibilities of the Audit Committee are set forth in the Amended and Restated Audit Committee Charter, a copy of which is available on the Corporation’s website at www.summitbank.net under the “Investor Relations” section. The Audit Committee reviews its charter at least annually.

     The Audit Committee has reviewed and discussed with the Corporation’s management and Stovall, Grandey & Allen, Certified Public Accountants, the Corporation’s independent auditors, the audited financial statements of the Corporation contained in the Corporation’s Annual Report on SEC Form 10-K for the year ended December 31, 2005.

     The Audit Committee also has discussed with the Corporation’s independent auditors the matters required to be discussed pursuant to SAS 61 (Codification of Statements on Auditing Standards, Communication with Audit Committees). The Audit Committee has received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with the independent auditors such independent auditors’ independence. The Audit Committee has also considered whether the provision of non-audit services to the Corporation by the independent auditor is compatible with maintaining its independence.

     Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Corporation’s audited financial statements be included in the Corporation’s Annual Report on SEC Form 10-K for the fiscal year ended December 31, 2005.

     This report is submitted on behalf of the Audit Committee.

ROBERT L. HERCHERT, Chairman
ROBERT P. EVANS, C.P.A.
F. S. GUNN
JAY J. LESOK
RODERICK D. STEPP

SECURITIES OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table presents information known to the Corporation concerning the beneficial ownership of shares of Common Stock as of March 6, 2006 by (i) each director and nominee for director of the Corporation, (ii) the Named Executive Officers (as defined below under “Executive Compensation and Other Information – Summary Compensation Table”), (iii) all of the directors and executive officers of the Corporation as a group and (iv) each person or entity who the Corporation believes is the beneficial owner of more than 5% of the issued and outstanding Common Stock.

     The information regarding beneficial ownership of Common Stock by each director, nominee for director, Named Executive Officer, and the directors and executive officers as a group identified below is based on information furnished by such persons, except that the percentage is based upon the Corporation’s calculations made in reliance upon the number of shares of Common Stock reported to be beneficially owned by such persons and the number of shares of Common Stock issued and outstanding as of March 6, 2006. The information regarding beneficial ownership of Common Stock by each person or entity who the Corporation believes is the beneficial owner of more than 5% of the issued and outstanding Common Stock identified below is included in reliance on reports filed with the SEC by such person or entity, except that the percentage is based upon the Corporation’s calculations made in reliance upon the number of shares of Common Stock reported to be beneficially owned by such person or entity in such report and the number of shares of Common Stock outstanding on March 6, 2006.

     The number and percentage of shares of Common Stock beneficially owned is determined under the rules of the SEC and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares of Common Stock for which a person or entity has sole or shared voting power or investment power and also any shares of Common Stock underlying options that are exercisable by that person or entity within 60 days of March 6, 2006.

     Unless otherwise indicated below, the address for each person or entity listed below is c/o Summit Bancshares, Inc., 3880 Hulen Street, Suite 300, Fort Worth, Texas 76107. Percentage of beneficial ownership is based upon 12,460,868 shares of Common Stock issued and outstanding as of March 6, 2006.

_______________

*	Less than 1% of all of the issued and outstanding shares of Common Stock.

(1)	Except as otherwise indicated, each person has sole voting power and investment power with respect to all shares of Common Stock beneficially owned by such person.

(2)

Includes (i) 290,365.2531 shares of Common Stock held directly, (ii) 3,584 shares of Common Stock held by Mr. Norwood’s children and (iii) 32,000 shares of Common Stock which Mr. Norwood has the right to acquire within 60 days of March 6, 2006 pursuant to options granted to him under the Corporation’s stock plans.

(3)	Includes (i) 349,138 shares of Common Stock held directly and (ii) 82,862 shares of Common Stock held by a trust for which Mr. Gunn serves as a co-trustee.

(4)

Includes (i) 34,344 shares of Common Stock held directly, (ii) 1,052 shares of Common Stock held in trust for the benefit of Mr. Meadows’ children and (iii) 91,138 shares held by a trust for which Mr. Meadows serves as an investment advisor and holds a power of attorney for the current beneficiary of the trust.

(5)

Includes (i) 80,000 shares of Common Stock held directly, (ii) 2,800 shares of Common Stock held by Mr. Scott’s wife and (iii) 18,200 shares of Common Stock which Mr. Scott has the right to acquire within 60 days of March 6, 2006 pursuant to options granted to him under the Corporation’s stock plans.

(6)

Includes (i) 60,600 shares of Common Stock held directly and (ii) 2,480 shares of Common Stock held by Mr. Searcy’s wife. Mr. Searcy has shared voting power and investment power with respect to the shares of Common Stock held by his wife.

(7)

Includes (i) 81,000 shares of Common Stock held directly and (ii) 17,600 shares of Common Stock which Mr. Waters has the right to acquire within 60 days of March 6, 2006 pursuant to options granted to him under the Corporation’s stock plans.

(8)

Includes 67,800 shares of Common Stock that executive officers of the Corporation have the right to acquire within 60 days of March 6, 2006 pursuant to options granted to them under the Corporation’s stock plans.

(9)

Includes (i) 560,422 shares held of record by Banc Fund V L.P. (“BF V”) and (ii) 203,000 shares held of record by Banc Fund VI L.P. (“BF VI”). The general partner of BF V is MidBanc V L.P. (“MB V”). The general partner of BF VI is MidBanc VI L.P. (“MB VI”). The general partner of each of MB V and MB VI is The Banc Funds Company, L.L.C. (“BFC”). Charles J. Moore has been the manager of the investment decisions for BF V and BF VI since their respective inceptions. In his capacity as manager, Mr. Moore has voting and dispositive power over the shares of Common Stock held by BF V and BF VI. As the controlling member of BFC, Mr. Moore controls BFC and therefore each of BF V and BF VI is directly and indirectly controlled by BFC.

EXECUTIVE OFFICERS OF THE CORPORATION

     The executive officers of the Corporation, their respective ages and their present positions with the Corporation are as follows:

     Mr. Norwood currently serves as Chairman of the Board, President and CEO of the Corporation and Chairman of the Board, President and CEO of Summit Bank, N.A. He began serving as Chairman of the Board of the Corporation in 1998 and has served as President and CEO since 2001. He has also served as a director of the Corporation since 1984. During May 2001, Summit Bank, N.A. evolved as a result of the merger of Summit Community Bank, N.A. and Summit National Bank, and Mr. Norwood began serving as the Chairman of the Board, President and CEO of Summit Bank, N.A. at that time.

     Mr. Scott became Executive Vice President, Chief Operating Officer, Secretary and Treasurer of the Corporation in January 1998 and continues to serve in these capacities. He served as Senior Vice President and Chief Financial Officer of the Corporation from June 1994 to January 1998. From February 1992 to June 1994, Mr. Scott was a Senior Vice President with Alexander and Alexander of Texas, Inc.

     Mr. Waters has served as Senior President of Summit Bank, N.A. since 2001. He is responsible for all the branch lending activities of the Corporation. Mr. Waters also serves as President of the Northeast branch of Summit Bank, N.A.

     Each executive officer of the Corporation is elected annually by the Board and may be removed at any time by the Board.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY COMPENSATION TABLE

     The following table summarizes all compensation paid by the Corporation to the Chairman of the Board, President and CEO and two other individuals whose total compensation exceeded $100,000 and who were serving as executive officers of the Corporation and/or the Bank as of December 31, 2005 (the “Named Executive Officers”).

OPTIONS GRANTED DURING 2005

     The following tables provide information on stock options granted to and held by the Named Executive Officers in 2005 under the Corporation’s 1997 Stock Plan:

Option Grants In Last Fiscal Year

AGGREGATED OPTIONS EXERCISED IN 2005 AND DECEMBER 31, 2005 OPTION VALUES

     The following provides information with respect to the exercise of stock options by Named Executive Officers during 2005 and the number and approximate value of unexercised stock options held by the Named Executive Officers as of December 31, 2005:

401(k) PLAN

     The Corporation has established a contributory plan pursuant to Internal Revenue Code Section 401(k) covering substantially all of its employees (the “401(k) Plan”). Each year the Board determines in its discretion the amount, if any, of matching contributions to be made to participants in the 401(k) Plan. In each year since 2000, the Board approved matching contributions of 100% of a participant’s deferral of annual compensation up to and including 6% of such participant’s annual compensation, subject to certain restrictions of the Internal Revenue Code. The Board has approved the same matching contributions for 2006. In 2005 the Corporation made contributions under the 401(k) Plan on behalf of Mr. Norwood, Mr. Scott and Mr. Waters of $14,000, $12,147 and $10,904, respectively.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

     The Corporation implemented the Supplemental Executive Retirement Plan (the “SERP”) in order to attract and retain employees of outstanding competence and to provide additional deferred compensation benefits for such employees. Under the SERP and the individual agreements with participants established thereunder, benefits are provided to a select group of management employees, including the Named Executive Officers, who contribute materially to the continued growth, development and future business success of the Corporation. The individual agreements established thereunder are intended to be administered by the Compensation and Benefits Committee as welfare benefit plans established and maintained for the participants.

     Under the SERP, the Corporation purchases an insurance policy for each participant. The policy is jointly owned by the Corporation and the participant with the insurance policy providing benefits to the participant in the amount and in the manner specified by the SERP and the participant’s individual agreement thereunder. The Corporation makes contributions, as determined in its sole discretion, sufficient to fund the premiums due under each insurance policy. Although portions of the cash surrender value of each insurance policy may be vested to the participant over time, the majority of the cash surrender value of each insurance policy will not become vested until the participant attains retirement age.

     In the event the participant’s employment is voluntarily or involuntarily terminated for any reason (other than as a result of the participant’s death or disability or a “change in control” (as described below) of the Corporation) prior to the fifth anniversary of the date on which the participant was employed by the Corporation, all benefits payable to the participant under the SERP will be forfeited. In the event the participant’s employment is voluntarily or involuntarily terminated for any reason (other than as a result of the participant’s death or disability, a change in control of the Corporation, or Just Cause (as defined in the SERP)) following the fifth anniversary of the date on which the participant was employed by the Corporation, all benefits payable to the participant under the SERP (that have been earned to date) will become vested upon the second anniversary of the date of the participant’s termination, provided that the participant complies with certain noncompetition, nondisclosure and nonsolicitation provisions under the SERP during such two-year period.

     In the event of the participant’s death at any time, benefits payable to the participant under the SERP will become immediately vested and paid to the participant’s beneficiary. In addition, the Corporation will pay to the participant’s beneficiary an amount necessary to reimburse the beneficiary for federal income taxes imposed by the payment of benefits. In the event of the disability of the participant, the participant’s attainment of the age of 65, or a change in control of the Corporation, benefits payable to the participant under the SERP will become immediately vested and paid to the participant, and the participant will not be required to comply with the noncompetition, nondisclosure and nonsolicitation provisions under the SERP. Under the SERP, a “change of control” of the Corporation includes a merger, consolidation or reorganization involving the Corporation in which the Corporation is not the surviving entity, the sale of all or substantially all of the assets of the Corporation, the persons who were members of the Board immediately prior to a tender offer, exchange offer or contested election cease to constitute a majority of the members of the Board after such tender offer, exchange offer or contested election, the acquisition by any person or group of persons of 51% or more of the capital stock of the Corporation, or the consummation of a tender offer or exchange offer in which a person or group of persons acquire beneficial ownership of 51% or more of the capital stock of the Corporation.

     If a transfer of policy interests to a participating officer occurs after a change in control, the Corporation would also pay to that participant in the form of a bonus an amount necessary to reimburse the participant for federal taxes imposed on the transfer of the policy to him or to her.

     The Corporation has entered into individual agreements under the SERP with each of the Named Executive Officers. The following table provides information regarding benefits provided to the Named Executive Officers under such agreements:

SEVERANCE AGREEMENT

     Effective October 2000, the Corporation and the Bank entered into a severance agreement with Mr. Norwood (the “Severance Agreement”). The Severance Agreement provides that if the Corporation or the Bank terminates Mr. Norwood’s employment for reasons other than death, disability or Cause (as defined in the Severance Agreement) or if Mr. Norwood terminates his employment for any reason, Mr. Norwood will be prohibited from competing with the Corporation or the Bank in Tarrant County, Texas, from soliciting customers, potential customers or employees of the Corporation or the Bank during the two-year period beginning on the date of his termination, and from disclosing any confidential, proprietary or sensitive corporate information relating to the business of the Corporation and the Bank during the two-year period beginning on the date of his termination.

     In the event of his termination by the Bank or the Corporation for any reason other than Cause or if Mr. Norwood terminates his employment for any reason, Mr. Norwood would continue to receive his base salary for a period of two years following the date on which his employment is terminated. In addition, Mr. Norwood would be entitled to retain the automobile provided to him during his service to the Corporation and the Bank, the Corporation would continue to pay Mr. Norwood’s club dues for the two-year period following the termination of his employment, and Mr. Norwood, his spouse, and his dependent children, will generally be entitled to participate in all plans or arrangements of the Corporation and the Bank for the two-year period following the termination of his employment.

PERFORMANCE COMPENSATION PLAN

     The Corporation has established a Performance Compensation Plan (the “Performance Compensation Plan”) that is administered by the Compensation and Benefits Committee. The objective of the Performance Compensation Plan is to create competitive levels of compensation tied to the attainment of performance objectives which the Compensation and Benefits Committee believes are important for achieving long-term shareholder value. Under the Performance Compensation Plan, participating employees are given the opportunity to receive a bonus in the first quarter of each year based upon the Corporation’s performance during the preceding year.

     The Compensation and Benefits Committee annually establishes performance goals under the Performance Compensation Plan based upon the Corporation’s loan and deposit growth, profitability, asset quality and operational productivity. The Compensation and Benefits Committee annually assesses the Corporation’s actual performance against the performance goals established in the preceding year and determines the amount, if any, of awards to be distributed to participants under the Performance Compensation Plan. In addition, all awards under the Performance Compensation Plan are contingent upon the Corporation achieving certain basic financial objectives such as return on equity and net income compared to the prior year. For the Named Executive Officers, 80% of each award under the Performance Compensation Plan in recognition of the Corporation’s preceding year is paid during the first quarter of the following year and the remaining 20% of the award is deferred for two years.

     During 2005, the Corporation made awards of $52,272, $26,433 and $28,910 to Mr. Norwood, Mr. Scott and Mr. Waters, respectively, under the Performance Compensation Plan in respect of the Corporation’s performance during 2004. In addition, during 2005, the Corporation made payments of $3,489, $1,880 and $2,755 to Mr. Norwood, Mr. Scott and Mr. Waters, respectively, in respect of awards granted to such individuals under the Performance Compensation Plan during prior years.

COMPENSATION AND BENEFITS COMMITTEE
REPORT ON EXECUTIVE COMPENSATION

COMPENSATION POLICY

     The Corporation’s executive compensation programs and practices are designed to attract, retain and motivate highly qualified individuals to serve as executive officers of the Corporation and to reward such executive officers for their contributions to the Corporation’s financial performance. These underlying policies reflect the Compensation and Benefits Committee’s belief that the Corporation’s executive compensation programs and practices should seek to align the interests of the Corporation’s executive officers with those of its shareholders on both a short-term and long-term basis.

     The Compensation and Benefits Committee’s general guidelines for executive compensation decisions include the following key principles:

  Executive compensation should be competitive with that provided by peer financial institutions that compete in the same markets and provide similar financial services and products as the Corporation.

  Executive compensation packages should contain a performance-based component that is directly linked to both quantitative and qualitative performance goals. Quantitative performance goals should be based upon measures of the Corporation’s financial performance, including net income, return on equity or other indicators deemed appropriate by the Compensation and Benefits Committee. Qualitative performance goals should be based upon individual performance and contributions to the Corporation’s financial performance and achievement of targeted short-term and long-term business and financial objectives.

  Executive compensation packages should contain base salaries that are comparable to the Corporation’s peer financial institutions.

     Prior to establishing executive compensation packages for a given year, the Compensation and Benefits Committee conducts a comprehensive review of the Corporation’s executive compensation programs and practices. In connection with its review, the Compensation and Benefits Committee reviews internal management reports, competitive industry and market data and other information deemed appropriate by the Compensation and Benefits Committee. In addition, the Compensation and Benefits Committee reviews reports and other materials prepared by the Corporation’s independent compensation consultants relating to the competitiveness of the Corporation’s executive practices relative to those of its peer financial institutions.

ELEMENTS OF EXECUTIVE COMPENSATION

     The Compensation and Benefits Committee regularly reviews the Corporation’s compensation programs to ensure that remuneration levels and incentive opportunities are competitive and reflect performance by the Corporation and by the respective executive officer. The various components of the compensation programs for executive officers are discussed below.

BASE SALARY

     Base salary levels are largely determined through comparison with banking organizations of a size and complexity similar to the Corporation. Surveys are utilized to establish base salaries that are within the range of those persons holding positions of similar responsibility at other comparable banking organizations. Actual base salaries also are intended to reflect individual performance contributions as determined through performance evaluations. In addition to individual job performance and the above-referenced market comparisons, other factors may be taken into consideration, such as cost of living increases as well as an individual’s perceived potential contributions to the Corporation. All executive officer base salary levels, which are reviewed annually, are considered by the Compensation and Benefits Committee to be competitive and within a necessary and reasonable range.

PERFORMANCE COMPENSATION PLAN

     The Compensation and Benefits Committee administers the Performance Compensation Plan. The objective of the Performance Compensation Plan is to create competitive levels of compensation tied directly to the attainment of performance objectives which the Compensation and Benefits Committee believes are important for achieving long-term shareholder value. The Performance Compensation Plan rewards all employees based on the attainment of certain performance goals of the Corporation. The executive officers of the Corporation are eligible to participate at the same level as all employees in relationship to their respective base salaries. In addition, the executive officers, through a supplemental program, earn additional compensation for achievement of the Corporation’s performance goals. The Compensation and Benefits Committee annually determines which executive officers are eligible to participate in the supplemental program of the Performance Compensation Plan and the potential awards to be made for various levels of achievement under the Performance Compensation Plan. The performance goals effective for 2005 included specific goals for growth, profits, asset quality and operational productivity. In 2005 the Named Executive Officers participated in this supplemental program of the Performance Compensation Plan.

     All awards under the Performance Compensation Plan are contingent on the Corporation attaining certain basic financial objectives such as return on equity and net income compared to the prior year. For executive officers, a portion of each year’s annual award is deferred and held by the Corporation for payment within two years. The accumulated deferred payments may be reduced because of less than satisfactory performance in any one year.

STOCK OPTIONS

     It is the Corporation’s philosophy that awarding stock options to officers of the Corporation based upon their respective positions and contributions to the Corporation’s overall success will help attract and retain high quality, results-oriented professionals committed to creating long-term shareholder value. In November 2005, the Committee granted options to the Named Executive Officers under the 1997 Incentive Stock Option Plan of the Corporation (the “1997 Plan”). See “Options Granted During 2005” for additional information. The Board recently adopted, subject to shareholder approval, the Summit Bancshares, Inc. 2006 Long-Term Incentive Plan (hereinafter called the “2006 Plan”).

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

     The Corporation provides deferred compensation benefits for certain of its employees, including the Named Executive Officers, pursuant to the SERP. See “Executive Compensation and Other Information – Supplemental Executive Retirement Plan” for additional information.

SEVERANCE AGREEMENT

     The Compensation and Benefits Committee may from time to time consider whether or not the Corporation should enter into severance agreements with its executive officers. The Corporation entered into a severance agreement with Mr. Norwood during October 2000. See “Executive Compensation and Other Information – Severance Agreement” for additional information.

CHANGE—IN—CONTROL AGREEMENTS

     The Corporation has change—in—control agreements with Mr. Waters and other key employees. The main purposes of these agreements are (i) to help executives evaluate objectively whether a potential change in control is in the best interests of shareholders, (ii) to help protect against the departure of executives, thus assuring continuity of management, in the event of an actual or threatened merger or change in control, and (iii) to maintain compensation and benefits comparable to those available from competing employers. “Change—in—control” is generally defined in the agreements as (a) an acquisition of beneficial ownership of 51% or more of the Corporation’s common stock by a corporation, person, or group acting in concert, (b) certain changes in the composition of a majority of the Board of Directors, or (c) certain other events involving a merger or consolidation of the Corporation or a sale of substantially all of its assets.

     Under the change—in—control agreements, Mr. Waters could receive severance payments equal to one and one-half times his base salary and a bonus equal to the average annual bonus’ paid to Mr. Waters in the three previous years if his position is terminated by the Corporation within one year following a change—in—control, if the termination is for reasons other than cause, death or disability. “Cause” is generally defined in the agreement as an executive’s (i) willful and continued failure to substantially perform his duties, (ii) willful engagement in conduct materially injurious to the Corporation, (iii) conviction of a felony, or (iv) an act consisting of fraud, embezzlement, or misappropriate use of funds. In addition, the change—in—control agreements provide that Mr. Waters could receive severance payments described above if he terminates his employment for good reason within one year following change—in—control. “Good reason” is generally defined in the agreements as the occurrence of one or more of the following events: (a) a significant change or reduction in the executive’s responsibilities or title, (b) an involuntary transfer of the executive to a location that is 50 miles from the executive’s current office, (c) a material reduction in the executive’s current compensation, or (d) the failure of any successor to the Corporation to assume the executive’s change—in-control agreement. The change—in-control agreements also provide for a continuation of certain employee benefits.

     Through the programs described above, a significant portion of the Corporation’s executive compensation program is linked directly to individual and corporate performance and long-term shareholder return. The Compensation and Benefits Committee will continue to review all elements of executive compensation to ensure that the total compensation program and each element therein, meet the Corporation’s objectives and philosophy discussed above.

2005 COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     Mr. Norwood has served as Chairman of the Board, President and CEO of the Corporation and the Bank from January 2001 to present. Mr. Norwood’s 2005 base salary of $325,000 was established by the Board on the Compensation and Benefits Committee’s recommendation, which was based on a survey of peer group institutions and the factors discussed above. Mr. Norwood participates in the Performance Compensation Plan at the all employee level as well as the executive officer level. Because the Corporation achieved certain basic financial objectives established under the Performance Compensation Plan during 2004, Mr. Norwood received an award of $52,272 during January 2005. In addition, the Corporation paid Mr. Norwood $3,487 in January 2005 in respect of awards granted to Mr. Norwood under the Performance Compensation Plan during prior years. Also, Mr. Norwood was granted 10,000 options with an exercise price of $18.36 as detailed in the table entitled “Option Grants in Last Fiscal Year” above.

     This report is submitted on behalf of the Compensation and Benefits Committee.

WILLIAM W. MEADOWS, Chairman
RONALD J. GOLDMAN
F. S. GUNN
ROBERT L. HERCHERT
JAMES L. MURRAY

COMPENSATION AND BENEFITS COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

     As of December 31, 2005, the Compensation and Benefits Committee was comprised of the following members of the Board: William W. Meadows (Chairman), Ronald J. Goldman, F. S. Gunn, Robert L. Herchert and James L. Murray. During 2005, no member of the Compensation and Benefits Committee served as an officer or employee of the Corporation or its subsidiaries. Prior to their respective retirements on December 31, 1997, Mr. Gunn and Mr. Murray served as officers of the Corporation. Mr. Meadows is an executive of The Rigg Group, Inc., an insurance agency that the Corporation has engaged to place certain property and casualty insurance coverage and to assist in providing property and casualty insurance products to the Corporation’s customers.

     During 2005 no executive officer of the Corporation (i) served as a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on the Compensation and Benefits Committee, (ii) served as a director of another entity, one of whose executive officers served on the Compensation and Benefits Committee, or (iii) was a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of the Corporation.

EQUITY COMPENSATION PLAN INFORMATION

     The following table provides information as of December 31, 2005 for compensation plans under which shares of Common Stock may be issued.

STOCK PERFORMANCE GRAPH

     The following graph compares the cumulative total shareholder return on the Common Stock with that of the CRSP Total Return Index for The Nasdaq Stock Market (US Companies) (the “Total Return Index”), a broad market index published by the Center for Research in Security Prices at the University of Chicago, and the Nasdaq Bank Stocks Index (“Bank Stocks Index”), a bank industry stock index also published by the Center for Research in Security Prices at the University of Chicago. The comparison for each of the periods assumes that $100 was invested on December 31, 2000 in each of the Common Stock, the Total Return Index and the Bank Stocks Index. The comparison also assumes that all dividends were reinvested. These indexes, which reflect formulas for dividend reinvestment and weighing of individual stocks, do not necessarily reflect returns that could be achieved by individual investors.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

PROPOSAL 2 –APPROVAL OF 2006 LONG-TERM INCENTIVE PLAN

     Upon recommendation of the Compensation and Benefits Committee (the “Compensation Committee”) of the Board, the Board has adopted, subject to shareholder approval, the 2006 Plan. The 2006 Plan is intended to enable the Corporation to remain competitive and innovative in its ability to attract, motivate, reward and retain the services of key employees. The 2006 Plan provides for the granting of stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, dividend equivalent rights, and other awards which may be paid in cash or stock. The 2006 Plan is expected to provide flexibility to the Corporation’s compensation methods in order to adapt the compensation of key employees to a changing business environment, after giving due consideration to competitive conditions and the impact of federal tax laws. The following is a brief description of the 2006 Plan. A copy of the 2006 Plan is attached as Exhibit 1 to this proxy statement, and the following description is qualified in its entirety by reference to the 2006 Plan.

     The 2006 Plan will replace the 1997 Plan. The Board has approved the termination of the 1997 Plan effective upon the date of shareholder approval of the 2006 Plan. No additional awards can be granted pursuant to the 1997 Plan after the effective date of its termination. It is the judgment of the Board that the 2006 Plan is in the best interest of the Corporation and its shareholders.

DESCRIPTION OF THE 2006 PLAN

Effective Date and Expiration

     The 2006 Plan will become effective on April 18, 2006, subject to and conditioned upon shareholder approval of the 2006 Plan, and will terminate on April 18, 2016. No award may be made under the 2006 Plan after its expiration date, but awards made prior thereto may extend beyond that date.

Share Authorization

     Subject to certain adjustments, the number of the Corporation’s shares of common stock that may be issued pursuant to awards under the 2006 Plan is 1,250,000 shares, less the total number of shares of common stock issued after the effective date of the 2006 Plan, or issuable, upon the exercise of awards granted under a predecessor plan. As of March 6, 2006, there were 598,074 shares issuable upon the exercise of awards previously granted under predecessor plans of the Corporation, which means there will be a total of 651,296 shares of common stock that may be issued pursuant to awards under the 2006 Plan on its effective date. Shares are counted only to the extent they are actually issued. If shares are issued and reacquired by the Corporation under the 2006 Plan or the 1997 Plan, such shares are available for issuance under the 2006 Plan. Shares tendered in payment of the purchase price of an award or to satisfy tax withholding obligations or shares covered by an award that is settled in cash, are available for awards under the 2006 Plan.

     No executive officer may receive in any calendar year (i) stock options or stock appreciation rights with an aggregate fair market value on the date of grant of more than $1,000,000, or (ii) restricted stock, restricted stock units, performance awards or other awards that are subject to the attainment of performance goals with an aggregate fair market value on the date of grant of more than $1,000,000; provided, however, that all such awards to any executive officer during any calendar year shall not exceed an aggregate of more than 50,000 shares of common stock.

Administration

     The Compensation Committee has been designated by the Board to administer the 2006 Plan. The Compensation Committee, in its discretion, has authority to (i) interpret the 2006 Plan, (ii) prescribe, amend, and rescind any rules and regulations necessary or appropriate for the administration of the 2006 Plan, (iii) establish performance goals for an award pursuant to the 2006 Plan and certify the extent of a participant’s achievement, and (iv) make such other determinations or certifications and take such other action as it deems necessary or advisable in the administration of the 2006 Plan. The Compensation Committee may delegate to officers of the Corporation, pursuant to a written delegation, the authority to perform specified functions under the 2006 Plan. Any actions taken by any officers of the Corporation pursuant to such written delegation of authority shall be deemed to have been taken by the Compensation Committee. Any interpretation, determination, or other action made or taken by the Compensation Committee shall be final, binding, and conclusive on all interested parties.

Eligibility

     Employees (including an employee who is also a director or an officer) of the Corporation or its subsidiaries whose judgment, initiative and efforts contributed to or may be expected to contribute to the successful performance of the Corporation are eligible to participate in the 2006 Plan. As of March 6, 2006, the Corporation had approximately 107 employees who would be eligible under the 2006 Plan.

Stock Options

     The Compensation Committee may grant either incentive stock options qualifying under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) or non-qualified stock options. Recipients of stock options may pay the option exercise price in (i) cash, check, bank draft or money order payable to the order of the Corporation, (ii) by delivering to the Corporation shares of common stock already owned by the participant having a fair market value equal to the aggregate option exercise price and that the participant has not acquired from the Corporation within twelve months prior to the exercise date, (iii) by delivering to the Corporation or its designated agent an executed irrevocable option exercise form together with irrevocable instructions from the participant to a broker or dealer, reasonably acceptable to the Corporation, to sell certain of the shares of common stock purchased upon the exercise of the option or to pledge such shares to the broker as collateral for a loan from the broker and to deliver to the Corporation the amount of sale or loan proceeds necessary to pay the purchase price, and (iv) by any other form of valid consideration that is acceptable to the Compensation Committee in its sole discretion.

     Stock options will be exercisable as set forth in the option agreements pursuant to which they are issued, but in no event will stock options be exercisable after the expiration of ten (10) years from the date of grant. Options are not transferable other than by will or the laws of descent and distribution, except that the Compensation Committee may permit further transferability of a non-qualified stock option and, unless otherwise provided in the option agreement, a non-qualified stock option may be transferred to: one or more members of the immediate family of the participant; a trust for the benefit of one or more members of the immediate family of the participant; a partnership, the sole partners of which are the participant, members of the immediate family of the participant, and one or more family trusts; or a foundation in which the participant controls the management of the assets.

Stock Appreciation Rights

     Stock appreciation rights (“SARs”) may, but need not, relate to options. A SAR is the right to receive an amount equal to the excess of the fair market value of a common share on the date of exercise over the fair market value of a common share on the date of grant. A SAR granted in tandem with a stock option will require the holder, upon exercise, to surrender the related stock option with respect to the number of shares as to which the SAR is exercised. The Compensation Committee will determine the terms of each SAR at the time of the grant. Any SAR may not be granted at less than the fair market value of a common share on the date the SAR is granted and cannot have a term of longer than ten (10) years. Distributions to the recipient may be made in shares of common stock, in cash or in a combination of both as determined by the Compensation Committee.

Restricted Stock and Restricted Stock Units

     Restricted stock consists of shares that are transferred or sold by the Corporation to a participant, but are subject to substantial risk of forfeiture and to restrictions on their sale or other transfer by the participant. Restricted stock units are the right to receive shares of common stock at a future date in accordance with the terms of such grant upon the attainment of certain conditions specified by the Compensation Committee, which include substantial risk of forfeiture and restrictions on their sale or other transfer by the participant. The Compensation Committee determines the eligible participants to whom, and the time or times at which, grants of restricted stock or restricted stock units will be made, the number of shares or units to be granted, the price to be paid, if any, the time or times within which the shares covered by such grants will be subject to forfeiture, the time or times at which the restrictions will terminate, and all other terms and conditions of the grants. Restrictions or conditions could include, but are not limited to, the attainment of performance goals (as described below), continuous service with the Corporation, the passage of time or other restrictions or conditions.

Performance Awards

     The Compensation Committee may grant performance awards payable in cash or shares of common stock at the end of a specified performance period. Payment will be contingent upon achieving pre-established performance goals (as discussed below) by the end of the performance period. The Compensation Committee will determine the length of the performance period, the maximum payment value of an award, and the minimum performance goals required before payment will be made. Subject to Compensation Committee discretion, a performance award will terminate for all purposes if the participant is not continuously employed by the Corporation at all times during the applicable performance period.

Other Awards

     The Compensation Committee may grant other forms of awards payable in cash or shares of common stock if the Compensation Committee determines that such other form of award is consistent with the purpose and restrictions of the 2006 Plan. The terms and conditions of such other form of award shall be specified by the grant. Such other awards may be granted for no cash consideration, for such minimum consideration as may be required by applicable law, or for such other consideration as may be specified by the grant.

Dividend Equivalent Rights

     The Compensation Committee may grant a dividend equivalent right either as a component of another award or as a separate award. The terms and conditions of the dividend equivalent right shall be specified by the grant. Dividend equivalents credited to the holder of a dividend equivalent right may be paid currently or may be deemed to be reinvested in additional shares of common stock. Any such reinvestment shall be at the fair market value at the time thereof. Dividend equivalent rights may be settled in cash or shares of common stock.

Performance Goals

     Awards of restricted stock, restricted stock units, performance awards and other awards (whether relating to cash or shares of common stock) under the 2006 Plan may be made subject to the attainment of performance goals within the meaning of Section 162(m) of the Code that consist of one or more or any combination of the following criteria: cash flow; cost; revenues; ratio of debt to debt plus equity; net borrowing, credit quality or debt ratings; profit before tax; economic profit; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; gross margin; earnings per share (whether on a pre-tax, after-tax, operational or other basis); operating earnings; capital expenditures; expenses or expense levels; economic value added; ratio of operating earnings to capital spending or any other operating ratios; free cash flow; net profit; net asset value per share; the accomplishment of mergers, acquisitions, dispositions, public offerings or similar extraordinary business transactions; price of the Corporation’s common stock; return on assets, equity or shareholders’ equity; market share; or total return to shareholders (“Performance Criteria”). Any Performance Criteria may be used to measure the performance of the Corporation as a whole or any business unit of the Corporation and may be measured relative to a peer group or index. Any Performance Criteria may include or exclude (i) extraordinary, unusual and/or non-recurring items of gain or loss, (ii) gains or losses on the disposition of a business, (iii) changes in tax or accounting regulations or laws, or (iv) the effect of a merger or acquisition, as identified in the Corporation’s quarterly and annual earnings releases. In all other respects, Performance Criteria shall be calculated in accordance with the Corporation’s financial statements, under generally accepted accounting principles, or under a methodology established by the Compensation Committee prior to the issuance of an award which is consistently applied and identified in the audited financial statements, including footnotes, or the Management Discussion and Analysis section of the Corporation’s Annual Report on Form 10-K. However, the Compensation Committee may not in any event increase the amount of compensation payable to an individual upon the attainment of a Performance Goal.

Adjustments Upon Changes in Capitalization

     The number of shares of common stock subject to an award may be adjusted by the Compensation Committee, in the manner it deems equitable, in the event that the Compensation Committee determines that any dividend or other distribution, recapitalization, stock split, reverse stock split, rights offering, reorganization, merger, consolidation, split-up, split-off, combination, subdivision, repurchase or exchange of the shares of common stock or other securities, issuance of warrants or other rights to purchase shares of common stock or other similar corporate transaction or event affects the shares of common stock such that the Compensation Committee determines that an adjustment is appropriate to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the 2006 Plan.

Amendment or Discontinuance of the Plan

     The Board may, at any time and from time to time, without the consent of the participants, alter, amend, revise, suspend or discontinue the 2006 Plan; provided, however, that (i) no amendment that requires shareholder approval in order for the 2006 Plan and any awards under the 2006 Plan to continue to comply with Sections 162(m), 421, and 422 of the Code or any applicable requirements of any securities exchange or inter-dealer quotation system on which the Corporation’s stock is listed or traded, shall be effective unless such amendment is approved by the requisite vote of the Corporation’s shareholders entitled to vote on the amendment, and (ii) unless required by law, no action by the Board of Directors of the Corporation regarding amendment or discontinuance of the 2006 Plan may adversely affect any rights of any participants or obligations of the Corporation to any participants with respect to any outstanding award under the 2006 Plan without the consent of the affected participant.

New Plan Benefits

     The benefits and amounts that will be received by or allocated to persons under the 2006 Plan are not currently determinable.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a brief summary of certain federal income tax consequences relating to the transactions described under the 2006 Plan as set forth below. This summary does not purport to address all aspects of federal income taxation and does not describe state, local or foreign tax consequences. This discussion is based upon provisions of the Code and the treasury regulations issued thereunder (the “Treasury Regulations”), and judicial and administrative interpretations under the Code and Treasury Regulations, all as in effect as of the date hereof, and all of which are subject to change (possibly on a retroactive basis) or different interpretation.

New Law Affecting Deferred Compensation

     In 2004, a new Section 409A was added to the Code to regulate all types of deferred compensation. If the requirements of Section 409A of the Code are not satisfied, deferred compensation and earnings thereon will be subject to tax as it vests, plus an interest charge at the underpayment rate plus 1% and a 20% penalty tax. Certain performance awards, stock options, stock appreciation rights, restricted stock units and certain types of restricted stock are subject to Section 409A of the Code.

Incentive Stock Options

     A participant will not recognize income at the time an incentive option is granted. When a participant exercises an incentive option, a participant also generally will not be required to recognize income (either as ordinary income or capital gain). However, to the extent that the fair market value (determined as of the date of grant) of the shares of common stock with respect to which the participant’s incentive options are exercisable for the first time during any year exceeds $100,000, the incentive options for the shares of common stock over $100,000 will be treated as nonqualified options, and not incentive options, for federal tax purposes, and the participant will recognize income as if the incentive options were nonqualified options.

     In addition to the foregoing, if the fair market value of the shares of common stock received upon exercise of an incentive option exceeds the exercise price, then the excess may be deemed a tax preference adjustment for purposes of the federal alternative minimum tax calculation. The federal alternative minimum tax may produce significant tax repercussions depending upon the participant’s particular tax status.

     The tax treatment of any shares of common stock acquired by exercise of an incentive option will depend upon whether the participant disposes of his or her shares prior to two years after the date the incentive option was granted or one year after the shares of common stock were transferred to the participant (referred to as the “Holding Period”). If a participant disposes of shares of common stock acquired by exercise of an incentive option after the expiration of the Holding Period, any amount received in excess of the participant’s tax basis for such shares will be treated as short-term or long-term capital gain, depending upon how long the participant has held the shares of common stock. If the amount received is less than the participant’s tax basis for such shares, the loss will be treated as short-term or long-term capital loss, depending upon how long the participant has held the shares.

     If the participant disposes of shares of common stock acquired by exercise of an incentive option prior to the expiration of the Holding Period, the disposition will be considered a “disqualifying disposition.” If the amount received for the shares of common stock is greater than the fair market value of the shares of common stock on the exercise date, then the difference between the incentive option’s exercise price and the fair market value of the shares of common stock at the time of exercise will be treated as ordinary income for the tax year in which the “disqualifying disposition” occurs. The participant’s basis in the shares of common stock will be increased by an amount equal to the amount treated as ordinary income due to such “disqualifying disposition.” In addition, the amount received in such “disqualifying disposition” over the participant’s increased basis in the shares of common stock will be treated as capital gain. However, if the price received for shares of common stock acquired by exercise of an incentive option is less than the fair market value of the shares of common stock on the exercise date and the disposition is a transaction in which the participant sustains a loss which otherwise would be recognizable under the Code, then the amount of ordinary income that the participant will recognize is the excess, if any, of the amount realized on the “disqualifying disposition” over the basis of the shares of common stock.

Non-qualified Stock Options

     A participant generally will not recognize income at the time a non-qualified option is granted. When a participant exercises a non-qualified option, the difference between the option price and any higher market value of the shares of common stock on the date of exercise will be treated as compensation taxable as ordinary income to the participant. The participant’s tax basis for shares of common stock acquired under a non-qualified option will be equal to the option price paid for such shares of common stock, plus any amounts included in the participant’s income as compensation. When a participant disposes of shares of common stock acquired by exercise of a non-qualified option, any amount received in excess of the participant’s tax basis for such shares will be treated as short-term or long-term capital gain, depending upon how long the participant has held the shares of common stock. If the amount received is less than the participant’s tax basis for such shares, the loss will be treated as short-term or long-term capital loss, depending upon how long the participant has held the shares.

Special Rule if Option Price is Paid For in Shares Of Common Stock

     If a participant pays the exercise price of a non-qualified option with previously-owned shares of the Corporation’s shares of common stock and the transaction is not a disqualifying disposition of shares of common stock previously acquired under an incentive option, the shares of common stock received equal to the number of shares of common stock surrendered are treated as having been received in a tax-free exchange. The participant’s tax basis and holding period for these shares of common stock received will be equal to the participant’s tax basis and holding period for the shares of common stock surrendered. The shares of common stock received in excess of the number of shares of common stock surrendered will be treated as compensation taxable as ordinary income to the participant to the extent of their fair market value. The participant’s tax basis in these shares of common stock will be equal to their fair market value on the date of exercise, and the participant’s holding period for such shares will begin on the date of exercise.

     If the use of previously acquired shares of common stock to pay the exercise price of a non-qualified option constitutes a disqualifying disposition of shares of common stock previously acquired under an incentive option, the participant will have ordinary income as a result of the disqualifying disposition in an amount equal to the excess of the fair market value of the shares of common stock surrendered, determined at the time such shares of common stock were originally acquired on exercise of the incentive option, over the aggregate option price paid for such shares of common stock. As discussed above, a disqualifying disposition of shares of common stock previously acquired under an incentive option occurs when the participant disposes of such shares before the end of the Holding Period. The other tax results from paying the exercise price with previously-owned shares are as described above, except that the participant’s tax basis in the shares of common stock that are treated as having been received in a tax-free exchange will be increased by the amount of ordinary income recognized by the participant as a result of the disqualifying disposition.

Stock Appreciation Rights

     Generally, a participant who receives a stand-alone SAR will not recognize taxable income at the time the stand-alone SAR is granted, provided that the SAR is exempt from or complies with Section 409A of the Code. If an employee receives the appreciation inherent in the SARs in cash, the cash will be taxed as ordinary income to the recipient at the time it is received. If a recipient receives the appreciation inherent in the SARs in stock, the spread between the then current market value and the grant price, if any, will be taxed as ordinary income to the employee at the time it is received.

     In general, there will be no federal income tax deduction allowed to the Corporation upon the grant or termination of SARs. However, upon the exercise of a SAR, the Corporation will be entitled to a deduction equal to the amount of ordinary income the recipient is required to recognize as a result of the exercise.

Restricted Stock

     A participant who receives restricted stock generally will recognize as ordinary income the excess, if any, of the fair market value of the shares of common stock granted as restricted stock at such time as the shares of common stock are no longer subject to forfeiture or restrictions, over the amount paid, if any, by the participant for such shares of common stock. However, a participant who receives restricted stock may make an election under Section 83(b) of the Code within 30 days of the date of transfer of the shares of common stock to recognize ordinary income on the date of transfer of the shares of common stock equal to the excess of the fair market value of such shares (determined without regard to the restrictions on such shares of common stock) over the purchase price, if any, of such shares. If a participant does not make an election under Section 83(b) of the Code, then the participant will recognize as ordinary income any dividends received with respect to shares of common stock. At the time of sale of such shares, any gain or loss realized by the participant will be treated as either short-term or long-term capital gain (or loss) depending on the holding period. For purposes of determining any gain or loss realized, the participant’s tax basis will be the amount previously taxable as ordinary income.

Other Awards

     In the case of an award of restricted stock units, performance awards, dividend equivalent rights or other stock or cash awards, the recipient will generally recognize ordinary income in an amount equal to any cash received and the fair market value of any shares received on the date of payment or delivery, provided that the award is exempt from or complies with Section 409A of the Code. In that taxable year, the Corporation will receive a federal income tax deduction in an amount equal to the ordinary income which the participant has recognized.

FEDERAL TAX WITHHOLDING

     Any ordinary income realized by a participant upon the exercise of an award under the 2006 Plan is subject to withholding of federal, state and local income tax and to withholding of the participant’s share of tax under the Federal Insurance Contribution Act (“FICA”) and the Federal Unemployment Tax Act (“FUTA”).

     To satisfy federal income tax withholding requirements, the Corporation will have the right to require that, as a condition to delivery of any certificate for shares of common stock, the participant remit to the Corporation an amount sufficient to satisfy the withholding requirements. Alternatively, the Corporation may withhold a portion of the shares of common stock (valued at fair market value) that otherwise would be issued to the participant to satisfy all or part of the withholding tax obligations.

     Withholding does not represent an increase in the participant’s total income tax obligation, since it is fully credited toward his or her tax liability for the year. Additionally, withholding does not affect the participant’s tax basis in the shares of common stock. Compensation income realized and tax withheld will be reflected on Forms W-2 supplied by the Corporation to employees by January 31 of the succeeding year.

     Deferred compensation that is subject to Section 409A of the Code will be subject to certain federal income tax withholding and reporting requirements. However, pursuant to IRS Notice 2005-94, the IRS has suspended these withholding and reporting requirements until further IRS guidance is issued.

TAX CONSEQUENCES TO THE CORPORATION

     To the extent that a participant recognizes ordinary income in the circumstances described above, the Corporation will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code.

MILLION DOLLAR DEDUCTION LIMIT AND OTHER TAX MATTERS

     The Corporation may not deduct compensation of more than $1,000,000 that is paid to an individual who, on the last day of the taxable year, is either the Corporation’s chief executive officer or is among one of the four other most highly-compensated officers for that taxable year as reported in the Corporation’s proxy statement. The limitation on deductions does not apply to certain types of compensation, including qualified performance-based compensation. The Corporation intends that benefits in the form of stock options, performance awards, stock appreciation rights, performance-based restricted stock and restricted stock units and performance based cash payments under other awards will be constructed so as to constitute qualified performance-based compensation and, as such, will be exempt from the $1,000,000 limitation on deductible compensation.

     If an individual’s rights under the plan are accelerated as a result of a change in control and the individual is a “disqualified individual” under Section 280G of the Code, the value of any such accelerated rights received by such individual may be included in determining whether or not such individual has received an “excess parachute payment” under Section 280G of the Code, which could result in (i) the imposition of a 20% Federal excise tax (in addition to Federal income tax) payable by the individual on the value of such accelerated rights, and (ii) the loss by the Corporation of a compensation deduction.

     THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” APPROVAL OF 2006 LONG-TERM INCENTIVE PLAN.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

LOANS

     Certain directors, officers and shareholders of the Corporation and their affiliates are customers of the Corporation. Accordingly, such persons have deposit accounts with the Corporation, and the Corporation makes loans or extends credit to such persons in the ordinary course of its business. All loans or other extensions of credit made by the Corporation to directors, officers and shareholders of the Corporation and their affiliates were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with independent third parties and did not involve more than the normal risks of collectibility or present other unfavorable features. The Corporation expects to continue to enter into such transactions in the ordinary course of its business, and such transactions will be subject to the insider lending restrictions of Section 22(h) of the Federal Reserve Act and the requirements of Section 13(k) of the Securities Exchange Act.

OTHER TRANSACTIONS

     During the Corporation’s fiscal year ended December 31, 2005, the Corporation retained Barlow Garsek & Simon, LLP to perform legal services. Elliott S. Garsek, a director of the Corporation, is a shareholder of Barlow Garsek & Simon, LLP. During 2005, the Corporation also engaged Coldwell Banker Commercial – Kelly, Geren & Searcy, Inc. as real estate brokers or advisors in connection with certain real estate transactions. Byron B. Searcy, a director of the Corporation, is a commercial real estate broker affiliated with Coldwell Banker Commercial – Kelly, Geren & Searcy, Inc. In addition, the Corporation engaged The Rigg Group, Inc. during 2005 as a broker to place certain property and casualty insurance coverage. The Corporation also has a contract with The Rigg Group, Inc. to assist in providing property and casualty insurance products to the Corporation’s customers. William W. Meadows, a director of the Corporation, is an executive of The Rigg Group, Inc.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act requires the Corporation’s directors, executive officers and persons who are beneficial owners of more than 10% of the Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of shares of Common Stock beneficially owned by them. Directors, executive officers and beneficial owners of more than 10% of the Common Stock are also required to furnish the Corporation with copies of all Section 16(a) reports that they file with the SEC.

     To the Corporation’s knowledge, based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to the Corporation and written representations from certain reporting persons, no director, executive officer or greater than 10% beneficial owner of Common Stock, failed to timely file with the SEC one or more required reports on Form 3, 4 or 5 during 2005.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

     The Corporation’s directors, executive officers and other employees, and their associates may have a substantial interest in, and may benefit from, the 2006 Plan as such persons may be eligible to participate in the 2006 Plan and may receive benefits and awards under the 2006 Plan.

     The Board, in approving the 2006 Plan, may have had different and/or conflicting interests than or with the shareholders of the Company. In addition, the Board, management and employees of the Company, and shareholders affiliated with the Company may have different and/or conflicting interests than or with the shareholders of the Company that are not affiliated with the Company in any capacity other than in their capacity as a shareholder of the Company, including interests arising from ownership of securities of the Company under the 2006 Plan that are not shared on a pro rata basis by all shareholders of the Company.

SHAREHOLDER PROPOSALS
FOR THE 2007 ANNUAL MEETING OF SHAREHOLDERS

     Proposals of shareholders intended to be presented at the 2007 Annual Meeting of Shareholders must be received by the Corporation at its principal executive offices at 3880 Hulen Street, Suite 300, Fort Worth, Texas 76107, Attention: Corporate Secretary, not later than November 24, 2006 to be included in the Corporation’s proxy statement and form of proxy relating to the 2007 Annual Meeting of Shareholders. Any such proposals shall be subject to the requirements of the proxy rules and regulations adopted under the Securities Exchange Act. It is anticipated that the 2007 Annual Meeting of Shareholders will be held on or about April 17, 2007.

     Notice of a shareholder proposal submitted outside the processes of Rule 14a-8 of the Securities Exchange Act will be considered untimely after February 7, 2007. Proxy holders designated by the Board for the 2007 Annual Meeting of Shareholders may vote proxies in their discretion on proposals of shareholders if (i) the Corporation receives notice of the proposal on or after February 7, 2007 or (ii) the Corporation receives notice of the proposal prior to February 7, 2007, describes the proposal in the Corporation’s proxy statement relating to its 2007 Annual Meeting of Shareholders and states how the proxy holders designated by the Board intend to vote with respect to such proposal.

ANNUAL REPORT AND
CORPORATE GOVERNANCE MATERIALS

     A copy of the Corporation’s 2005 Annual Report on Form 10-K, including the financial statements and schedules thereto, filed with the SEC, may be obtained without charge (except for exhibits thereto, which will be furnished upon payment of the Corporation’s reasonable expenses in furnishing such exhibits) by any shareholder of the Corporation upon written request to:

Summit Bancshares, Inc.
P.O. Box 2665
Fort Worth, Texas 76113
Attention: Bob G. Scott

     Copies of charters of certain committees of the Board and other corporate governance materials are publicly available on the Corporation’s website at www.summitbank.net under the “Investor Relations” section, including the Amended and Restated Audit Committee Charter, Compensation and Benefits Committee Charter, Nominating and Corporate Governance Committee Charter and Amended and Restated Code of Ethics and Standards of Conduct of the Corporation.

INCORPORATION BY REFERENCE

     The following documents, or portions of documents, are incorporated by reference in this Proxy Statement:

     The Corporation will provide, without charge, to each person to whom a proxy statement is delivered, upon written or oral request of such person and by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all of the information that has been incorporated by reference in this Proxy Statement (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the proxy statement incorporates). Such a request should be directed to Summit Bancshares, Inc., P.O. Box 2665, Fort Worth, Texas 76113, Attention: Bob G. Scott or 817-336-6817.

By Order of the Board of Directors,

PHILIP E. NORWOOD
Chairman of the Board, President and CEO

March 24, 2006
Fort Worth, Texas